Exhibit 99.1

Raptor Pharmaceutical Corp. Announces the
Appointment of Henk Doude van Troostwijk as
General Manager of European Commercial Operations

Raptor establishes European Headquarters in the Netherlands

Novato, California — March 28, 2012 — Raptor Pharmaceutical Corp. ("Raptor" or the "Company") (NASDAQ: RPTP), announced the appointment of Henk Doude van Troostwijk as its General Manager of European Commercial Operations, effective April 15, 2012.  Mr. Doude van Troostwijk will be responsible for building and managing Raptor’s commercial operations in Europe initially focusing on the potential launch and subsequent marketing of RP103 for nephropathic cystinosis in anticipation of the European Medicines Agency’s approval of Raptor’s marketing application. Raptor is planning to base its European headquarters in Leiden, the Netherlands.

Patrick Reichenberger, Vice President of Commercial Operations stated, "We are very excited to have Henk join our team to lead the commercial operations in Europe.  His expertise in gaining market access, working with orphan products and leading commercial teams will be critical as we prepare for the potential launch of RP103 in Europe”.

Mr. Doude van Troostwijk most recently served within Genzyme, a Sanofi company, as Business Unit Director, Oncology, for Haematology and Transplantation in Northern Europe. In that position, his responsibilities included management of the reimbursement process, implementation of marketing strategies and business plans, recruitment and training of new colleagues, public relations, outreach to key opinion leaders and development of medical communications. Before that, Mr. Doude van Troostwijk held the title of Country Manager for Bioenvision, where he was responsible for building infrastructure and launching Evoltra, an orphan drug for leukemia, in the Benelux region. Mr. Doude van Troostwijk began his career at Nycomed before taking management positions in sales and marketing at Merck Sharp & Dohme and Bristol Myers Squibb.

About Nephropathic Cystinosis

Nephropathic cystinosis, an orphan disease, is estimated to effect a population of 2,000 patients worldwide, including 500 patients in the U.S. and 800 patients in Europe.  Cystinosis patients have inherited a defective cystine transporter gene which results in body-wide cellular toxicity resulting from the abnormal buildup of the amino acid cystine in the lysosomes. Cystinosis is usually diagnosed in the first year of life and requires lifelong therapy.  Cystine crystals accumulate in various tissues and organs, including the kidneys, brain, liver, thyroid, pancreas, muscles and eyes. Left untreated, the disease is fatal by the first decade of life.  RP103 reduces cellular toxicity by continuously removing cystine from the lysosome.

About Cysteamine and RP103

RP103 is Raptor's proprietary delayed and extended release oral medication to treat the underlying metabolic cause of cystinosis. RP103 is an enteric coated, microbead formulation of cysteamine bitartrate that has been formulated to be sprinkled onto food for administration to patients too young to take oral capsules.  Raptor has been granted orphan product designation for RP103 by the EMA and FDA.

In December 2007, Raptor obtained an exclusive, worldwide license from the University of California, San Diego for the development of RP103 for nephropathic cystinosis and for cysteamine for other potential indications including Huntington's Disease currently in a Phase 2/3 clinical trial in France and non-alcoholic steatohepatitis ("NASH") currently in a Phase 2b clinical trial in the U.S.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (NASDAQ: RPTP) (“Raptor”) seeks to research, produce, and deliver medicines that improve life for patients with severe, rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase deficiency (“ALDH2”), and thrombotic disorder.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to the following statements: that Mr. Doude van Troostwijk will start employment on April 15, 2012; that Mr. Doude van Troostwijk will be able to build and manage Raptor’s commercial operations in Europe; that Raptor will gain marketing approval of RP103 in the U.S. or in Europe; that Raptor will be able to launch and subsequently market RP103 for nephropathic cystinosis in Europe; that Raptor will base its European headquarters in the Leiden, the Netherlands; and that Raptor will be able to successfully develop any of its other product candidates. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor's technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that unforeseen scientific difficulties develop with the Company's process; that Raptor's patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor's products may not work as well as hoped or worse, that the Company's products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor's products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's annual report on Form 10-K and Amendment No. 1 to its Annual Report on Form 10-K/A filed with the SEC on November 14, 2011 and December 19, 2011, respectively; and Raptor’s quarterly report on Form 10-Q filed with the SEC on January 6, 2012, which are available free of charge on the SEC's web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

Contact:

Trout Group (investors)
Lauren Glaser
(646) 378-2972
lglaser@troutgroup.com

EVC Group (media)
Janine McCargo
(646) 688-0425
jmccargo@evcgroup.com